Exhibit 10.15

Canopius Capital Eleven Limited

and

Tower Insurance Company of New York

Commutation Agreement

concerning a limited liability quota share reinsurance in respect of all rights and obligations of Canopius Capital Eleven Limited relating to its participation as a member of Lloyd’s Syndicate 4444 for the 2012 underwriting year of account

THIS COMMUTATION AGREEMENT is made with effect from [the day on which the sale by Canopius Group Limited of the entire issued share capital of Canopius Holdings Bermuda Limited is completed] (the “Effective Date”)

BETWEEN

(1)	Canopius Capital Eleven Limited, a company incorporated and registered in England and Wales (no. 07702351) whose registered office is at Gallery 9, One Lime Street, London EC3M 7HA (“CC11”); and

(2)	Tower Insurance Company of New York, a company incorporated and registered in the State of New York (no. [—]) whose registered office is at 120 Broadway, New York, NY 10271, USA (“Tower”)

collectively “the Parties” and each one a “Party”.

BACKGROUND

(A)	The Parties entered into a limited liability quota share reinsurance in respect of all rights and obligations of CC11 relating to its participation as a member of Lloyd’s Syndicate 4444 for the 2012 underwriting year of account (the “Tower/CC11 2012 LLQS”) whereby Tower has reinsured CC11.

(B)	The Parties desire to terminate the Tower/CC11 2012 LLQS and fully and finally settle and commute, on the terms and conditions of this Agreement, all of the rights, privileges, duties, obligations and liabilities under the Tower/CC11 2012 LLQS, and to fully and forever release and discharge one another with respect to the Tower/CC11 2012 LLQS.

(C)	This Agreement is the result of a compromise freely entered into by the Parties for their mutual benefit, releasing them, as it does, from their respective obligations under the Tower/CC11 2012 LLQS.

IT IS AGREED AS FOLLOWS:

1	Substitution of Funds at Lloyd’s

As soon as reasonably practicable and in any event not later than 28 days following the Effective Date, CC11 shall provide or procure the provision to Lloyd’s of one or more letters of credit, cash deposits and/or investments (in a form acceptable to Lloyd’s), having an aggregate value equal to such amount as is required by Lloyd’s (the “Replacement FAL”), to be deposited in the funds at Lloyd’s of CC11 or (as the case may be) Flectat Limited (and made inter-available by Flectat Limited so that as well as standing as security in respect of the underwriting at Lloyd’s of Flectat Limited for the 2011 underwriting year of account such letters of credit, cash deposits and/or investments shall support CC11’s underwriting at Lloyd’s for the 2012 or later, if applicable, underwriting years of account), in substitution for the ‘Reinsurer’s FAL’ (as referred to and defined in the Tower/CC11 2012 LLQS) provided by Tower and held by Lloyd’s immediately prior to the provision of the Replacement FAL.

2	Settlement Amount

2.1	CC11 shall pay to Tower the sum of [insert amount][1] (the “Settlement Amount”) on the date on which settlement is made between Flectat Limited and [Canopius

[1]	Amount to be calculated by reference to the value of the contract as at the ‘Reference Date’.

Bermuda][2] Limited in respect of their respective rights and obligations under the Quota Share Treaty made between them on 1 December 2011 as amended and restated with effect from the Effective Date (the “2012 Flectat LLQS”) in accordance with the terms of the 2012 Flectat LLQS (the “Payment Date”).

2.2	If the Settlement Amount is not paid or not fully paid on or before the date which is six months after the date as at which the 2012 underwriting year of account of Syndicate 4444 is closed, a per annum interest charge at the rate of 2 per cent above the base rate from time to time of National Westminster Bank Plc calculated on a daily basis shall be payable by CC11 on any outstanding sum from the Payment Date until full payment is made. Any interest accruing shall be calculated day to day and on the basis of a 365 day year and compounded with the outstanding sum on the last day of each month and shall be immediately payable by CC11 on demand by Tower.

3	Mutual releases

3.1	By execution of this Agreement, each Party irrevocably releases and forever discharges the other Party, as from the Effective Date, from any and all liabilities and obligations arising under or related to the Tower/CC11 2012 LLQS, whether known or unknown, reported or unreported and whether existing on the Effective Date or arising after the Effective Date, including but not limited to all claims, debts, demands, causes of action, duties, sums or money, covenants, contracts, controversies, agreements, promises, acts, omissions, damages, judgments, costs, expenses and losses whatsoever, such releases and discharges to apply to each of the Parties and their respective predecessors, parent companies, affiliates, subsidiaries, shareholders, directors, officers, employees, agents, policyholders, successors, assigns and any co-insured persons or entities.

3.2	Each Party hereby confirms and warrants that no other company or entity has any interest, whether actual or contingent, in this Agreement and that no other consents or agreements are required to be obtained from any other company or entity to perfect the full and final irrevocable release and discharge which, subject to the terms and conditions of this Agreement, are afforded by each Party.

3.3	The Parties expressly assume the risk that acts, omissions, matters, causes or things [(i)] may have occurred which are not known or are not suspected to exist by one or more of them [or (ii) may occur during the period between the date of this Agreement and the Effective Date which are not anticipated by one or more of them]. The Parties to the fullest extent permitted by law hereby waive the terms and provisions of any statute, rule or doctrine of common law which either:

(a)	narrowly construes releases purporting by their terms to release claims in whole or in part based upon, arising from or related to such acts, omissions, matters, causes or things, or

(b)	restricts or prohibits the releasing of such claims.

[2]	Name square-bracketed pending confirmation as to the date of the envisaged change of name relative to the expected date of signature

4	Entire agreement

4.1	This Agreement shall constitute the entire agreement between the Parties hereto related to the Tower/CC11 2012 LLQS and this Agreement may not be amended except by written amendment executed by each of the Parties. The Parties agree that this Agreement is not a contract uberrimae fidei. This Agreement is intended to resolve finally the rights and liabilities of the Parties under the Tower/CC11 2012 LLQS and neither Party shall:

4.2	have any remedy in respect of any representation, warranty or undertaking of the other Party which is not expressly set out or referred to in this Agreement and upon which reliance may have been placed prior to and/or when entering into this Agreement, except in respect of fraudulent misrepresentation, and

4.3	seek to re-open or set aside this Agreement or the Tower/CC11 2012 LLQS on any grounds whatsoever including, without limitation, that this Agreement or the Tower/CC11 2012 LLQS is void or voidable on the basis that any of the Parties in the future becomes aware of any mistake of law (including any such mistake arising as a result of a subsequent change in the law which shall include, without limitation, a settled understanding of the law which is subsequently departed from by judicial decision) or any mistake of fact, in any way whatsoever connected with or related to this Agreement or the Tower/CC11 2012 LLQS.

5	Arbitration

5.1	Any dispute arising out of or relating to the interpretation, performance or breach of this Agreement, as well as the formation, validity, binding effect and/or termination thereof and/or any non-contractual claims, shall be referred to arbitration under ARIAS UK Arbitration Rules by a panel of three arbitrators. Either Party (the claimant) may request arbitration in writing sent to the other Party (the respondent) by certified or registered post, return receipt requested.

5.2	One arbitrator shall be chosen by one Party and one by the other Party, and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If the respondent fails to appoint its arbitrator within 30 days after being requested to do so by the claimant, the claimant may appoint the second arbitrator.

5.3	Where the two Party-appointed arbitrators have failed to appoint a third arbitrator within 30 days of the arbitration demand, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the Party or arbitrators in default may make such appointment.

5.4	All arbitrators will be disinterested persons (including those who have retired) having at least 10 years experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

5.5	Within 30 days after notice of appointment of all arbitrators the panel will meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

5.6	The panel may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute and shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions. Unless the panel agrees otherwise, arbitration will take place in England, but the venue may be changed when the panel deems such change to be in the best interest of the arbitration proceeding. The decision of any two arbitrators when rendered in writing will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

5.7	Each Party will bear the costs of its own arbitrator and will bear, jointly and equally with the other Party, the costs of the third arbitrator. The panel will allocate the remaining costs of the arbitration. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including without limitation, with respect to legal fees.

5.8	The governing law of this Agreement shall be the substantive law of England and Wales.

6	Miscellaneous

6.1	This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective predecessors, successors, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, receivers and assigns.

6.2	The Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 (or any other English statute which may come into force after the date of this Agreement) by any person who is not a Party to this Agreement.

6.3	No Party to this Agreement may assign, transfer or sub-contract any of its obligations or any benefits created or arising under this Agreement without the prior written consent of the other Party.

6.4	The Parties agree to take all steps that are reasonably necessary or appropriate to carry out the provisions of this Agreement and also agree that they may not take any action in any circumstance to terminate or nullify this Agreement in order to revive claims arising under or related to the Tower/CC11 2012 LLQS.

6.5	This Agreement may be executed by way of counterparts and as executed shall constitute an enforceable agreement, binding on all the Parties hereto, notwithstanding that all Parties are not signatories to the original or the same counterpart. Together, the counterparts shall constitute an original of this Agreement. Facsimile signatures to this Agreement shall be deemed the same as original signatures and shall be considered legal and binding for the purposes of this Agreement.

6.6	Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party of this Agreement shall not apply to the interpretation of this Agreement or any amendments or exhibits thereto.

Execution page

This document has been entered into by the Parties or their duly authorised representatives on the date set out at the beginning of this document

Signed by a director, for and on behalf of Canopius Capital Eleven Limited	) ) ) )	sign here:

Director

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Signed by a director, for and on behalf of Tower Insurance Company of New York	) ) ) )	sign here:

Director

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